Exhibit 10.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

Dated as of June 29, 2018

by and among

DAVID C. COLLINS,

MARY C. COLLINS,

THE DAVID C. COLLINS 1997 TRUST,

THE MARY C. COLLINS 1997 TRUST,

DCMA HOLDINGS, L.P.,
THE ADVENTURES IN LEARNING FOUNDATION,
THE COLLINS FAMILY FOUNDATION,
THE COLLINS FAMILY TRUST,
THE COLLINS CHARITABLE REMAINDER UNITRUST NO. 97-1,
collectively, as the Sellers,

and

THE KEVIN ROSS GRUNEICH LEGACY TRUST, as the Buyer

and

LEARNING TREE INTERNATIONAL, INC.

Page

Article 1	definitionS	1
1.1	Definitions	1
1.2	Construction	7
Article 2	purchase and sale of the shares	8
2.1	Purchase and Sale of the Shares	8
2.2	Closing	8
Article 3	representations and warranties of the company	9
3.1	Organization and Standing	9
3.2	Subsidiaries	9
3.3	Capitalization	9
3.4	Authority for Agreement; No Conflict	11
3.5	Governmental Consents	11
3.6	Litigation	11
3.7	Company SEC Reports	12
3.8	Absence of Undisclosed Liabilities	12
3.9	Absence of Changes	12
3.10	Taxes	12
3.11	Intellectual Property	12
3.12	Insurance	14
3.13	Transactions with Affiliates	14
3.14	Material Clients	14
3.15	Compliance	14
3.16	Foreign Corrupt Practices Act	14
3.17	Employees	15
3.18	ERISA	15
3.19	Data Privacy	17
3.20	Books and Records	17
3.21	Permits	17
3.22	Real Property	17
3.23	Reimbursement Agreement	17

-i-

(continued)

Page

3.24	Disclosure	18
Article 4	representations and warranties of the sellers	18
4.1	Capacity; Powers; Authority	18
4.2	Title to Shares	18
4.3	Enforceability	18
4.4	Consents	19
4.5	Governmental Filings and Consents	19
4.6	Litigation	19
4.7	Seller SEC Reports	19
4.8	FIRPTA	19
4.9	Kerlin Capital; Reimbursement Agreement	19
Article 5	representations and warranties of the buyer	20
5.1	Legal Capacity	20
5.2	Authority; Enforceability	20
5.3	Consents	20
5.4	Governmental Filings and Consents	21
5.5	Litigation	21
5.6	Funds	21
5.7	Independent Investigation; Experience	21
5.8	No Bad Actor Status	22
5.9	No Brokers	22
Article 6	conditions to closing	22
6.1	Conditions to Obligations of the Buyer	22
6.2	Conditions to Obligations of the Sellers	24
Article 7	indemnification	24
7.1	Indemnification by the Sellers	24
7.2	Buyer Indemnification	25
7.3	Limitations on Indemnification	25
7.4	Procedure	26
7.5	Procedures for Third Party Claims	27

-ii-

(continued)

Page

7.6	Survival	29
7.7	No Liability; Release of the Company	29
Article 8	miscellaneous	30
8.1	Board of Directors	30
8.2	Entire Agreement; Amendments; No Waivers	31
8.3	Communications	31
8.4	Further Assurances	31
8.5	Successors and Assigns	32
8.6	Expenses	32
8.7	Applicable Law, Jurisdiction and Venue	32
8.8	WAIVER OF JURY TRIAL	32
8.9	Severability and Savings Clause	32
8.10	Counterparts	33
8.11	No Third Party Beneficiaries	33

-iii-

SCHEDULES

1	Shares; Sellers

3.1	Foreign Qualifications

3.2	Subsidiaries

3.3	Capitalization

3.4	Conflicts

3.6	Litigation

3.10	Taxes

3.11(a)	Intellectual Property

3.11(b)	Company Intellectual Property

3.11(c)	Claims

3.12	Insurance

3.13	Transactions with Affiliates

3.14	Material Clients

3.17(a)	Key Employees

3.17(b)	Termination of Employees

3.18	Employee Benefit Plans

3.19	Data Privacy

3.22	Real Property

7.1(b)	Third Party Claims

iv

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of June 29, 2018, by and among DAVID C. COLLINS, MARY C. COLLINS, THE DAVID C. COLLINS 1997 TRUST, THE MARY C. COLLINS 1997 TRUST, DCMA HOLDINGS, L.P., THE ADVENTURES IN LEARNING FOUNDATION, THE COLLINS FAMILY FOUNDATION, THE COLLINS FAMILY TRUST, THE COLLINS CHARITABLE REMAINDER UNITRUST NO. 97-1, (collectively, the “Sellers”), and THE KEVIN ROSS GRUNEICH LEGACY TRUST (the “Buyer”) and LEARNING TREE INTERNATIONAL, INC., a Delaware corporation (the “Company”), for the limited purpose of the Company Provisions (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Sellers, collectively and directly or indirectly, are the record and beneficial owners of 7,495,332 shares of Common Stock of the Company, as set forth on Schedule 1 attached hereto (the “Shares”);

WHEREAS, at the Closing, and upon the terms and subject to the conditions of this Agreement, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Shares;

WHEREAS, simultaneous with the execution and consummation of the transaction contemplated by this Agreement, Buyer and the Company shall enter into a Line of Credit Agreement that provides the Company with a line of credit of up to $5,000,000 subject to the terms and conditions set forth therein (the “Credit Agreement”); and

WHEREAS, to assist the Buyer and Seller to consummate the transactions contemplated by this Agreement, the Company has agreed to be a party to this Agreement for the limited purposes set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

definitionS

1.1     Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings set forth below:

“Action” means (a) any action, suit, proceeding or civil prosecution before any Governmental Entity or arbitral action, or (b) any action, suit, proceeding or arbitral action, criminal or civil prosecution, inquiry, examination, audit or investigation by any Governmental Entity.

“Affiliate” means, with respect to any Person, (i) any other Person related by blood or marriage to, or directly or indirectly controlling, controlled by, or under common control with such specified Person, or (ii) any other Person controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, the Company shall not be considered an Affiliate of the Sellers or the Buyer for purposes of this Agreement.

“Agreement” means this Securities Purchase Agreement, as amended from time to time.

“Applicable Laws” means all federal, state, local and foreign statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations, and any other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law, in each case, that is applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the city of New York, New York are authorized or required by law to close.

“Claim” means any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, investigations, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys’ fees and any other expenses incurred.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” means the Intellectual Property owned by or licensed to the Company and incorporated in, underlying or used in connection with the Customer Deliverables or the IT Systems.

“Company Provisions” means Article 3, Section 6.1(a), (e), (h), (i), (j), (k) and (m), Sections 7.1(b), 7.4(c), 7.5, 7.6, 7.7 and Article 8 of this Agreement.

“Company SEC Reports” means, collectively, (i) the Company’s Annual Reports on Form 10-K, for each of the years ended September 29, 2017, September 30, 2016 and October 2, 2015,, in each case, as amended; (ii) the Company’s Quarterly Reports on Form 10-Q for each of the fiscal quarters of the Company for the fiscal years ended September 29, 2017, September 30, 2016 and October 2, 2015, and for the Company’s fiscal quarters through the date of this Agreement; (iii) the Company’s Current Reports on Form 8-K since September 30, 2016 and through the date of this Agreement; (iv) the Company’s Proxy Statements for the Annual Meetings of Stockholders held in 2018, 2017 and 2016; and (v) all other reports and filings made by the Company with the SEC since October 2, 2015; provided, however, that each of the foregoing shall include the financial statements contained in or incorporated by reference into the respective Report.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 6, 2018, as amended, between the Buyer and the Company.

“Course Library” means, individually and collectively, the courses of instruction utilized by the Company and its Subsidiaries in producing and performing Customer Deliverables.

“Credit Agreement” has the meaning set forth in the Recitals.

“Customer Deliverables” means (i) the products that the Company and its Subsidiaries (A) currently produce, market, sell or license or (B) currently plan to produce, market, sell or license in the future and (ii) the services that the Company and its Subsidiaries (A) currently provide or (B) currently plan to provide in the future.

“Data Security Requirements” means all of the following to the extent relating to the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of Personal Data, data privacy, or data security, or security breach notification requirements and applicable to the Company and its Subsidiaries, the conduct of the business of the Company and its Subsidiaries, or to any of the IT Systems: (i) the rules, policies, and procedures of the Company and its Subsidiaries; (ii) Applicable Laws; (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate (including the Payment Card Industry Data Security Standards (PCI DSS)); and (iv) agreements into which the Company or any Subsidiary has entered or is otherwise bound.

“Electronic Data Room” has the meaning set forth in Section 3.18.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a Person that, at the relevant time, is or was a member of a controlled group with the Company, within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations thereunder as amended from time to time.

“Executive Officer(s)” means, individually, or collectively, as applicable, Richard Spires as Chief Executive Officer, David Asai, as Chief Financial Officer, and Magnus Nylund, as Chief Operating Officer and Chief Information Officer.

“Exclusivity Agreement” means that certain letter agreement, dated May 11, 2018, between the Buyer and the Sellers.

“Fundamental Representations” means the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.14, 3.17, 4.1, 4.2, 4.3, 4.4 and 4.5.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means (i) any foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) any other governmental, government appointed or regulatory authority or (iii) any quasi-governmental authority exercising any regulatory, expropriation or taxing authority that has the force of law under or for the account of any of the above.

“Indebtedness” means, as of any determination date, without duplication, the aggregate of the following: (i) any and all obligations of the Company or any Subsidiary for borrowed money, (ii) any and all obligations of the Company or any Subsidiary evidenced by bonds, indentures, notes, loan agreements or other similar instruments, (iii) any and all reimbursement obligations of the Company or any Subsidiary arising under: (x) letters of credit, bankers’ acceptances and bank guaranties and (y) surety bonds, performance bonds and similar instruments created for the account thereof, (iv) any and all obligations under credit cards or credit card purchase programs for the account of the Company or any Subsidiary, (v) any and all obligations of the Company or any Subsidiary under any capitalized lease (the amount thereof being that appearing on the financial statements contained in the Company SEC Reports) of the type required to be capitalized in accordance with GAAP, (vi) any unfunded employer obligation of the Company in connection with employee benefit plans intended to include a Code Section 401(k) cash or deferred arrangement, including the employer’s share of all Taxes due with respect to such obligations, (vii) any deferred compensation for employees of the Company or any Subsidiary, including any unpaid but earned bonuses, including the employer’s portion of any payroll Taxes imposed on the employer with respect to such compensation, (viii) without duplication of items described in any other clause of this definition, any and all deferred, contingent change-of-control or earn-out payments in connection with acquisitions or other transactions entered into by the Company or any Subsidiary, including the employer’s portion of any payroll Taxes due with respect to such compensation, (ix) any and all obligations of Company or any Subsidiary issued or assumed as the deferred purchase price of property or services purchased by Company or any Subsidiary (other than trade debt incurred in the ordinary course of business), and earn-outs and other contingent payments in respect of the acquisitions entered into by Company or any Subsidiary until such liability on account of any such earn-out or contingent payment becomes fixed and determinable), (x) the net obligations of the Company or any Subsidiary with respect to any interest rate, currency, commodities or similar financial swap or hedge agreement of Company or any Subsidiary (such net obligation amount being determined at the close out termination value or marked-to-market value, as applicable, as of such date), (xi) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by the Company or any Subsidiary, whether or not the obligations secured thereby have been assumed, and (xii) all guarantees of Company or Subsidiary of any of the foregoing.

“Intellectual Property” means all (i) granted patents, pending patent applications, and all related continuation, continuation-in-part, divisional, reissue and re-examinations thereof, utility models, statutory invention registrations and design patents; (ii) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names, and other indicia of source code, and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software, data and documentation; (vi) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, unpublished copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vii) other proprietary rights similar to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); (viii) the Course Library, and (ix) copies and tangible embodiments thereof.

“IT Systems” means all computer software and hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems that are used by the Company or Subsidiaries in the conduct of their business or that are necessary to produce the Customer Deliverables.

“Knowledge” (and any similar phrase) means (i) with respect to the Sellers, to the actual knowledge of David C. Collins or Mary C. Collins, in each case, after taking into account any knowledge such Person reasonably would have obtained after due inquiry; (ii) with respect to the Company, to the actual knowledge of Richard Spires as Chief Executive Officer, David Asai, as Chief Financial Officer, and Magnus Nylund, as Chief Operating Officer and Chief Information Officer, after taking into account any knowledge such Person reasonably would have obtained after due inquiry; and (iii) with respect to the Buyer, to the actual knowledge of Kevin Gruneich after taking into account any knowledge such Person reasonably would have obtained after due inquiry.

“Liability” means any direct or indirect liability, Indebtedness, Claim, Loss, damage, deficiency, obligation, penalty, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” means, with respect to any asset, any mortgage, lien, equity, pledge, charge, security interest, conditional sales contract or encumbrance of any kind in respect of such asset.

“Losses” means all actual damages, Liabilities, awards, judgments, assessments, fines, sanctions, penalties, charges, Taxes, settlements, out-of-pocket costs (excluding overhead allocations), expenses, payments (in each case, in connection with a third party or otherwise), all interest thereon, all reasonable costs and expenses of investigating or litigating for any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith.

“Material Adverse Effect” means any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, events, circumstances or developments has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets (whether tangible or intangible), Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company, the Sellers or their Affiliates to perform its obligations pursuant to this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, excluding, in each case the impact of any changes, effects, events, circumstances or developments arising from: (A) general economic, capital or financial markets or industry conditions (including changes in interest rates); (B) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate; (C) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack; (D) changes in Applicable Laws or GAAP (or, in each case, any interpretation thereof) or in any regulatory, political, economic or business conditions generally after the date hereof; (E) any failure of the Company to meet any financial or non-financial projections, forecasts or estimates (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether such underlying facts and circumstances had, or would reasonably be expected to have, a Material Adverse Effect); (F) the execution or announcement of this Agreement or the transactions contemplated thereby, including the Sale Transaction and the Credit Agreement; or (F) actions taken or omitted to be taken at the written request or with the written consent of the Buyer; provided, however, that any event or occurrence listed in clauses (A) and/or (D) that materially impacts the Company and its Subsidiaries in a manner materially disproportionate to the impact on other companies in the industry in which the Company and its Subsidiaries operate will not be excluded.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Entity.

“Organizational Documents” means the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, partnership agreement, trust agreement or other formation document, in each case, as applicable, of a Person.

“Parties” means, collectively, the Sellers, the Company and the Buyer.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” means information, data, a data element or combination of data elements that can be used to uniquely identify, contact or locate a natural person.

“Purchase Price” has the meaning set forth in Section 2.1.

“Reimbursement Agreement” means that certain letter agreement, dated as of May 10, 2018, as amended as of June 29, 2018, between David C. Collins and Mary C. Collins and the Company.

“Sale Transaction” has the meaning set forth in Section 2.1.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations thereunder as amended from time to time.

“Seller SEC Reports” means, collectively, (i) the Sellers’ Reports on Schedule 13D, originally filed on October 6, 2000, and as amended through the date hereof; (ii) the Sellers’ Reports on Form 3 and Form 4 through the date hereof; and (iii) all other filings made by the Sellers with the SEC with respect to the Shares owned of record or beneficially by the Sellers.

“Sellers” has the meaning set forth in the Preamble to this Agreement.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” means a corporation, partnership, trust, limited liability company or other entity in which a Person, directly or indirectly, owns stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding capital stock or equity ownership of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of capital stock or equity ownership upon a liquidation or dissolution of such entity.

“Tax” or “Taxes” means any tax of any kind whatsoever including any net income, corporate, capital gains, capital acquisitions, inheritance, gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, registration, franchise, profits, license, withholding, estimated, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, customs duty, occupation, premium, property, environmental, value added or windfall profit tax, or any other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such item (domestic or foreign).

“Tax Return” means any return, statement, report or form (including information returns and reports) filed or required to be filed with a Governmental Entity (in each case) with respect to Taxes.

“Third Party Claims” means those pending and threatened claims set forth on Schedule 7.1(b).

“Transaction Documents” means (i) this Agreement, the exhibits and schedules hereto, (ii) the Exclusivity Agreement, (iii) the Confidentiality Agreement, and (iv) the agreements and instruments delivered, or required to be delivered, pursuant to this Agreement.

1.2     Construction. Unless otherwise specified herein:

(a)     All references to Sections shall mean Sections of this Agreement, and all references to Schedules and Exhibits shall mean the Schedules and Exhibits to this Agreement.

(b)     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)     Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

(d)     The Schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein; provided, however that (i) the Schedules are qualified in their entirety by reference to the provisions of this Agreement, (ii) any fact or item which is disclosed in any Schedule shall be deemed disclosed for the purpose of other Schedules to this Agreement to the extent that the relevance or applicability of the disclosure to such other Schedules is reasonably apparent from reading the disclosure, notwithstanding the omission of a reference or cross-reference thereto, and (iii) the mere inclusion of an item in the Schedules as an exception to a representation or warranty shall not be deemed an admission or representation to any Person not a party hereto. Nothing in the Schedules shall confer or give to any third party any remedy, claim, Liability, reimbursement, cause of action or other right.

Article 2

purchase and sale of the shares

2.1     Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained herein, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares owned beneficially and of record by such Seller, free and clear of all Liens (the “Sale Transaction”). In consideration for the sale, conveyance, assignment and delivery to the Buyer of the Shares, subject to the terms and conditions contained herein, at the Closing, the Buyer shall pay to the respective Sellers the aggregate amount of $7,495,332 (the “Purchase Price”), such Purchase Price to be allocated among the Sellers as set forth on Schedule 1. The Buyer shall receive at Closing a credit against the payment of the Purchase Price in the amount of $100,000 in connection with the transactions contemplated hereby. The Purchase Price shall be payable by delivery of a wire transfer of immediately available funds to the account(s) of the Sellers, as designated in writing by the Sellers to the Buyer a reasonable time prior to the Closing. The Sellers shall be solely responsible for the payment of all Taxes with respect to the Sellers’ receipt of the Purchase Price.

2.2     Closing. The closing of all the transactions contemplated by this Agreement and all documents to be executed and delivered by all parties (the “Closing”) will be deemed to have taken place simultaneously with the execution and delivery of this Agreement and no proceeding will be deemed to have been taken nor documents executed and delivered until all have been taken, executed and delivered. The Closing shall take place remotely via the electronic exchange and delivery of documents and signatures. To the extent a physical Closing is required, it shall take place at the offices of Vedder Price P.C., 1633 Broadway, New York, New York 10019 or at such other place as the parties may mutually agree upon in writing (the day on which the Closing takes place being referred to herein as the “Closing Date”).

Article 3

representations and warranties of the company

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company represents and warrants to the Buyer as follows:

3.1     Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it, to enter into and perform this Agreement, the other Transaction Documents to which it is a party and all other agreements required to be executed by the Company at or prior to the Closing, and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 3.1, and there are no jurisdictions in which the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.2     Subsidiaries. Schedule 3.2 sets forth, as of the date hereof, a list of each of the Company’s Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization as indicated on Schedule 3.2. Each Subsidiary is duly qualified to conduct business and is in good standing under the Applicable Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the business, properties or rights of such Subsidiary. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged. The Company has delivered or made available to the Buyer complete and accurate copies of the Organizational Documents of each Subsidiary, as amended to date.

3.3     Capitalization.

(a)     The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Common Stock, $.0001 par value per share, of which 13,224,349 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, $.0001 par value per share, of which no shares are issued and outstanding. No shares of Common Stock are held in the treasury of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable, and to the Company’s Knowledge (without due inquiry and except for the Shares referenced above), (i) all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) all of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(b)     The Company SEC Reports set forth the beneficial owners of more than 5% of the Company’s Common Stock, determined in accordance with the Exchange Act, as of February 23, 2018, without giving effect to the transactions contemplated by this Agreement.

(c)     Except as set forth on Schedule 3.3, as provided in the Credit Agreement or in the Company SEC Reports or as contemplated by this Agreement, (i) no subscription, warrant, option, stock appreciation right, phantom stock right or similar rights, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, and (v) there is no agreement, written or oral, between the Company and any holders of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(d)     All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and are held of record and beneficially by either the Company or another Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands, except as set forth on Schedule 3.3 or in the Company SEC Reports. Except as set forth on Schedule 3.3, as provided in the Credit Agreement or in the Company SEC Reports, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. No Subsidiary is in default under or in violation of any provision of any of its Organizational Documents. Except for the Subsidiaries, the Company does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

3.4     Authority for Agreement; No Conflict. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the other Transaction Documents have been or when executed will be, duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) except as set forth on Schedule 3.4, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which the Company is a party or by which the Company is bound or to which its assets are subject, (c) result in the imposition of any Lien upon any assets of the Company or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of the foregoing clauses (b), (c) and (d) to the extent that such conflict, breach, default, acceleration, termination, modification, cancelation, notice, consent, waiver, imposition of any Lien or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.5     Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except (a) such filings as shall have been made prior to and shall be effective on and as of the Closing, (b) such filings required to be made after the Closing under applicable federal and state securities laws and (c) such consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing, which if not obtained or made would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

3.6     Litigation. There is no Action pending, or to the Company’s Knowledge, threatened in writing to be brought, against the Company, which questions the validity of this Agreement. Except as set forth in the Company SEC Reports, there is no Action required to be disclosed in the Company SEC Reports as of the date of such filing which have not been disclosed. Except as set forth in Schedule 3.6, there is no Action pending, or to the Company’s Knowledge threatened in writing to be brought, against the Company or any Subsidiary which would or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any Order which would or would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect for the Company. Except as set forth on Schedule 3.6, there is no Action pending, or, to the Company’s Knowledge threatened in writing against the Company or any Subsidiary, by reason of the past employment relationships of any of the employees or independent contractors of the Company or any Subsidiary.

3.7     Company SEC Reports. The Company is current in the filing with the SEC of the periodic and current reports required pursuant to the Exchange Act. As of the date of this Agreement, the Company has filed or furnished to, as applicable, with the SEC through May 31, 2018, all forms, reports, schedules, registration statements, proxy statements, certifications and other documents required to be filed or furnished by the Company with the SEC since October 2, 2015. As of their respective dates or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (a) the Company SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, as applicable to such Company SEC Reports, and (b) none of the Company SEC Reports contained, at the time such Company SEC Report was filed, or if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseded filing, and, in the case of any proxy statement, at the date mailed to the stockholders (as supplemented or amended, as the case may be) and at the date of the meeting, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.8     Absence of Undisclosed Liabilities. Except as set forth in the Company SEC Reports or as contemplated by the Credit Agreement, the Company does not have any Liability, except for (a) Liabilities and Indebtedness incurred in the ordinary course of business (b) Liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole and (c) Liabilities and Indebtedness incurred that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.9     Absence of Changes. Since September 29, 2017, except as disclosed in the Company SEC Reports, there has been no event or development that, individually or in the aggregate, has had a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.10     Taxes. The amount shown in the Company SEC Reports as a provision for Taxes is sufficient in all material respects for the payment of all unpaid Taxes for all periods ending on or before the date thereof. The Company has timely filed or obtained presently effective extensions with respect to all Tax Returns that are or were required to be filed by it, such Tax Returns are complete and accurate in all material respects and all Taxes shown thereon to be due have been timely paid. All Taxes that the Company is or was required by law to have withheld or collected have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity. Except as set forth on Schedule 3.10, there is no audit or controversy with respect to Taxes is pending or, to the Company’s Knowledge, threatened.

3.11     Intellectual Property.

(a)     Schedule 3.11(a) sets forth each granted patent, pending patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application thereof of the Company.

(b)     The Company owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, market and distribute the Customer Deliverables and (ii) to operate the IT Systems. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the Company’s Knowledge, no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses additionally specified in Schedule 3.11(b)), and, to the Company’s Knowledge, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. Schedule 3.11(b) additionally identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click through” licenses).

(c)     To the Company’s Knowledge, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity, and neither the marketing, distribution, provision or use of any Customer Deliverables currently under development by the Company will, when such Customer Deliverables are commercially released by the Company, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity. To the Company’s Knowledge, none of the IT Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 3.11(c) additionally lists any current, unresolved complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has made available to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such current, unresolved complaint, claim, notice or threat. The Company has made available to Buyer complete and accurate copies of all written documentation in the Company’s possession relating to current, unresolved claims or disputes known to the Company concerning any Company Intellectual Property. Except as described in Schedule 3.11(c), the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Company Intellectual Property owned by the Company.

(d)     The Company has not disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, and the Company has taken reasonable measures to prevent disclosure of such source code.

(e)     All of the Company’s copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees or agents of the Company within the scope of their employment or engagement by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party, which has not been assigned to the Company.

(f)     The Customer Deliverables and the IT Systems, to the Company’s Knowledge, are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

3.12     Insurance. Schedule 3.12 sets forth the Company’s insurance policies, including applicable policy limits and retentions, currently in effect, with respect to errors and omissions, employment practices, workmen’s compensation, property and commercial liability and directors and officers liability. Each such insurance policy is currently in effect. Schedule 3.12 also lists all claims currently pending under the respective insurance policies.

3.13     Transactions with Affiliates. Except as set forth on Schedule 3.13 or in the Company SEC Reports, neither the Company nor any Subsidiary is a party to any agreement with any of the Sellers or an Affiliate of the Sellers (for purposes of this Section 3.13, the Company shall not be an Affiliate of a Seller).

3.14     Material Clients. Except as disclosed on Schedule 3.14, since September 29, 2017, no client to which the Company or its Subsidiaries invoiced more than $100,000 in fees in the fiscal year ended September 29, 2017 (a “Material Client”) has terminated its relationship with the Company or Subsidiary nor has any such Material Client communicated in writing to the Company or such Subsidiary its intention to not renew or to terminate such relationship. To the Knowledge of the Company, the Company has no reason to believe that any Material Client will terminate its relationship with the Company or any Subsidiary.

3.15     Compliance. Since October 2, 2015, the Company has, in all material respects, complied with Applicable Laws, regulations and orders applicable to its business as currently conducted or proposed to be conducted, and has all material permits and licenses required thereby.

3.16     Foreign Corrupt Practices Act. Except as set forth on Schedule 3.16, to the Company’s Knowledge, none of the Company, any Subsidiary or any of their respective officers or employees have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any person. None of the Company, any Subsidiary or any of their respective officers or employees have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. To the Company’s Knowledge, none of the Company, any Subsidiary or any of their respective Affiliates or any of their respective officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

3.17     Employees.

(a)     All current executive officers and key employees of the Company and its Subsidiaries that are listed on Schedule 3.17(a) (“key employee”) are subject to the Company’s standard policies relating to non-disclosure and assignment of intellectual property and have executed agreements with the Company confirming such obligations.

(b)     Except as set forth on Schedule 3.17(b) and to the Company’s Knowledge, (i) the Company is not aware that any key employee of the Company has plans to terminate his or her employment relationship with the Company; (ii) the Company has complied in all material respects with all Applicable Laws relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation insurance and the payment of social security and other Taxes, and (iii) none of the employees of the Company is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to the Company (including, without limitation, any organizational drive) or, to the Company’s Knowledge, threatened.

(c)     The Company SEC Reports contain all information required under the Securities Act or Exchange Act, as applicable, to be disclosed as of such date of filing with respect to the Company’s directors and executive officers, and all such information is current, complete and accurate in all material respects as of the date of this Agreement.

(d)     All instructors utilized by the Company and the Subsidiaries in providing Customer Deliverables are either employees of the Company or a Subsidiary, supplied by a third party vendor or independent contractors pursuant to legal, valid and binding engagement agreements. The Company and its Subsidiaries are in material compliance with all Applicable Laws with respect to its instructors, and has no reason to believe that its instructors categorized as independent contractors would not qualify as independent contractors.

3.18     ERISA. Schedule 3.18 lists all employee benefit plans (“Employee Benefit Plans”) (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company. Each of such Employee Benefit Plans complies in all material respects with all applicable requirements of ERISA and all applicable requirements of the Code.

(a)     The Company has made available to the Buyer the following documents with respect to each Employee Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and any related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Employee Benefit Plan that is not set forth in a written document; (iii) any collective bargaining agreement setting forth the obligations to contribute to such plan; (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto; (v) the Forms 5500 with all attachments for the last three (3) plan years; (vi) the most recent favorable determination or opinion letter from the IRS; (vii) for any Employee Benefit Plan that is funded, a copy of the current actuarial report and statement of plan assets; and (viii) any material written communications in the last three (3) years to or from the IRS, the U.S. Department of Labor or any other any Governmental Entity with respect to the registration, qualification or compliance of such plan.

(b)     Each Employee Benefit Plan has been maintained, funded and administered in compliance in all material respects with the terms of such Employee Benefit Plan and with the applicable requirements of ERISA, the Code, and other Applicable Laws. Each Employee Benefit Plan that is a “group health plan” (as defined in Code Section 5001(b)(1)) has been operated in all material respects in compliance with the provisions of COBRA, HIPAA and the Patient Protection and Affordable Care Act of 2010, and any applicable, similar state law.

(c)     Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s Knowledge, there are no circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(d)     Neither the Company nor, to the Company’s Knowledge, any ERISA Affiliate maintains, sponsors or contributes to any (i) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or Title IV of ERISA; (ii) multiemployer plan (as defined in Section 3(37) of ERISA); (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)     None of the Employee Benefit Plans provide for or promise retiree medical or life insurance benefits to any current or former employees, officers, or directors, other than group health plan continuation coverage as required under COBRA or similar state law.

(f)     Neither the Company nor, to the Company’s Knowledge, any “party in interest” (as defined or used in Section 3(14) of ERISA) or any “disqualified person” (as defined or used in Section 4975 of the Code) with respect to any Employee Benefit Plan, has engaged in any non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in any other transaction for which civil penalties may be incurred by the Company under Sections 502(i) or (l) of ERISA.

(g)     To the Company’s Knowledge, there are no pending audits or investigations by any Governmental Entity involving any Employee Benefit Plan, and no pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened claims (other than routine claims for benefits), suits or proceedings involving any Employee Benefit Plan or any fiduciary thereof, nor is there any reasonable basis for any such claim, suit or proceeding.

(h)     With respect to each Employee Benefit Plan, all required payments, premiums, contributions, or distributions for all periods ending through the Closing Date have been made when due, or, if not yet due, have been properly accrued in accordance with GAAP.

3.19     Data Privacy. Except as set forth in Schedule 3.19, in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Data from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties, each of the Company and each Subsidiary is and has been, to the Company’s Knowledge, in compliance with all Data Security Requirements and any other Applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company or such Subsidiary is a party, except where such non-compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.20     Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The stock ledger for the Common Stock of the Company is maintained by Computershare, Inc., as transfer agent, and to the best of the Company’s Knowledge, such stock ledger is complete and accurate and reflects all issuances, transfers, repurchases and cancellations of shares of Common Stock of the Company.

3.21     Permits. The Company and its Subsidiaries have all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (“Permits”) that are required for the Company and its Subsidiaries to conduct its business as presently or proposed to be conducted, except for those the absence of which would not have a Material Adverse Effect.

3.22     Real Property. Schedule 3.22 sets forth the address and description of all real property (a) owned by the Company or (ii) leased by the Company or any of its Subsidiaries as of the date hereof. The Company and each Subsidiary is in possession of all premises leased to it from others and does not occupy any real property in violation of any Law. The Company has provided to the Buyer true and complete copies of all material real property leases, subleases, licenses and other agreements related to the property used by the Company and its Subsidiaries. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party to any such agreements, is in default or breach, in any material respect, under the terms thereof.

3.23     Reimbursement Agreement. The Reimbursement Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the parties thereto, enforceable by the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity. A correct and complete copy of the Reimbursement Agreement has been provided to the Buyer. The statement of “Reimbursed Expenses” contained in the Reimbursement Agreement is accurate and complete in all respects, and the Company has not incurred, and has no Knowledge of, any transaction expenses in connection with the transactions contemplated hereby and by the Credit Agreement, including (without limitation) attorneys’ fees, accounting fees, consulting fees, filing fees, and other out-of-pocket expenses, in excess of the statement of Reimbursed Expenses in the amounts set forth in the Reimbursement Agreement.

3.24     Disclosure. This Agreement, the Schedules attached hereto and the certificates and documents furnished by the Company to the Buyer in connection with the execution, delivery and closing of the transactions contemplated by this Agreement, when read together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Article 4

representations and warranties of the sellers

Each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

4.1     Capacity; Powers; Authority. Each Seller who is an individual is legally competent and has the legal capacity to execute and deliver this Agreement and the other Transaction Documents to which (s)he is a party and to consummate the transactions contemplated hereby. Each Seller which is an entity has been duly formed and has the power under its Organizational Documents to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2     Title to Shares. Each Seller (a) is the record and beneficial owner of the number of the Shares set forth opposite such Seller’s name on Schedule 1, in each case, free and clear of all Liens, (b) except for this Agreement, has not granted to any Person any option or similar rights in or to any of the Shares owned by such Seller, (c) has the ability to vote the Shares, and has not granted to any Person any proxy to vote any such Shares, and (d) has not entered into any agreement or arrangement which affects such Seller’s ability to transfer the Shares pursuant to this Agreement. Upon transfer of such Seller’s Shares to the Buyer in accordance with this Agreement, the Buyer will have legal and valid title to such Shares, free and clear of all Liens.

4.3     Enforceability. This Agreement and each other Transaction Document to which each Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity.

4.4     Consents. The execution and delivery of this Agreement and the other Transaction Documents to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which such Seller is a party or by which such Seller is bound or to which such Seller’s assets are subject, (b) result in the imposition of any Lien upon any assets of such Seller or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or such Seller’s assets, except, in each case, to the extent such conflict, breach, default, acceleration, termination, modification, cancellation, notice, waiver, Lien or violation would not, individually or in the aggregate, prevent, materially alter or materially delay the Sale Transaction.

4.5     Governmental Filings and Consents. No consent of any Governmental Entity is required on the part of each Seller in connection with the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the Sale Transaction, except for (a) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not, individually or in the aggregate, prevent, materially alter or materially delay the consummation of the Sale Transaction, and (b) filings to be made under the Exchange Act promptly following consummation of the transactions contemplated hereby.

4.6     Litigation. There is no Action pending, or to the best of each Seller’s Knowledge, any basis therefor or threat thereof, against any Seller which questions the validity of this Agreement, which impairs or limits the ability of any Seller to sell the Shares pursuant to this Agreement, or which might, individually or in the aggregate, prevent, materially alter or materially delay the consummation of the Sale Transaction. No Seller has instituted any litigation or proceeding against the Company or any Subsidiary, and to the Knowledge of the Sellers, no Seller has any claim against the Company or any Subsidiary with respect to such Seller’s role as a stockholder, officer, director, contractor or employee of the Company or any Subsidiary, as applicable.

4.7     Seller SEC Reports. The Sellers have filed all reports required under the Exchange Act with respect to their ownership of the Shares. The Seller SEC Reports are complete and correct in all material respects as of the respective dates of filing thereof.

4.8     FIRPTA. No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

4.9     Kerlin Capital; Reimbursement Agreement.

(a)     Except for the fees payable to Kerlin Capital in connection with the sale of the Shares to the Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission from the Buyer or any of its respective Affiliates in respect of the transactions contemplated by this Agreement. The Sellers shall be solely responsible for the payment of the fees of Kerlin Capital.

(b)     The Reimbursement Agreement has been duly executed and delivered by David C. Collins and Mary C. Collins, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity. A correct and complete copy of the Reimbursement Agreement has been provided to the Buyer. The Sellers have no Knowledge of any expenses incurred by the Company in connection with the transactions contemplated hereby and contemplated in the Credit Agreement other than the statement of “Reimbursed Expenses” in the amounts set forth in the Reimbursement Agreement.

Article 5

representations and warranties of the buyer

5.1     Legal Capacity. The Buyer is a trust created under the law of the State of Utah, and has all necessary power and authority to execute, deliver and perform this Agreement.

5.2     Authority; Enforceability.

(a)     The Buyer has been duly formed and has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby.

(b)     This Agreement and each other Transaction Document to which the Buyer is a party have been or will be duly executed and delivered by the Buyer, and constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, to general principles of equity (including principles of commercial reasonableness, good faith and fair dealing), regardless of whether enforcement is sought in a proceeding at law or in equity.

5.3     Consents. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Lien or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which the Buyer’s assets are subject, (b) result in the imposition of any Lien upon any assets of the Buyer or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, except, in each case, to the extent such conflict, breach, default, acceleration, termination, modification, cancellation, notice, waiver, Lien or violation would not, individually or in the aggregate, prevent, materially alter or materially delay the transactions contemplated by this Agreement.

5.4     Governmental Filings and Consents. No consent of any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (a) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not prevent, materially alter or materially delay the consummation of the transactions contemplated by this Agreement, and (b) filings to be made under the Exchange Act promptly following consummation of the transactions contemplated hereby.

5.5     Litigation. There is no Action pending, or to the best of the Buyer’s Knowledge, any basis therefor or threat thereof, against the Buyer which questions the validity of this Agreement, which impairs or limits the ability of the Buyer to buy the Shares pursuant to this Agreement, or which might, individually or in the aggregate, prevent, materially alter or materially delay the ability of the Buyer to consummate the transactions contemplated hereby.

5.6     Funds. The Buyer has, and at the Closing the Buyer will have, sufficient funds to pay the aggregate Purchase Price to the Sellers in accordance with this Agreement, and to permit the Buyer to timely perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

5.7     Independent Investigation; Experience. The Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in this Agreement and the other Transaction Documents, and (b) neither the Company nor its officers, directors, affiliates, agents or representatives has made any representation or warranty with respect to the business of the Company, except as expressly set forth in this Agreement and the other Transaction Documents. The Buyer understands and acknowledges that the Shares have not been registered under the Securities Act or other applicable securities Laws, the Shares may constitute “restricted securities,” as such term is defined in the rules promulgated under the Securities Act, and may not be offered, sold, transferred, pledged or otherwise disposed of by Buyer without an effective registration statement under the Securities Act and any applicable state securities laws or an exemption from registration under the Securities Act and any applicable state securities laws. The Buyer understands that the Shares bear a legend to the foregoing effect and that that after the Sale Transaction the Shares will continue to bear a substantially similar legend. The Buyer confirms that it is an experienced, sophisticated and knowledgeable investor in the securities of companies and is capable of evaluating the risks of this type of investment and sustaining a loss of its entire investment and has the capacity to protect its own interest in connection with the purchase of the Shares and the other transactions contemplated by the Agreement. The Buyer acknowledges that that it is acquiring the Shares for its own account, for investment purposes only, and not with a view to, or in connection with, any resale or other distribution of the Shares, and that in purchasing the Shares, it must be prepared to continue to bear the economic risk of such investment for an indefinite period of time. The Buyer acknowledges that it has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of the Company concerning various matters relating to the Company and the Sellers.

5.8     No Bad Actor Status. The Buyer is not, nor have any of the Buyer’s Affiliates been, subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of Regulation D promulgated under the Securities Act.

5.9     No Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Sellers, the Company or any of their respective Affiliates in respect of the transactions contemplated by this Agreement.

Article 6

conditions to closing

6.1     Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Buyer in its sole discretion:

(a)     Each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects as of the Closing Date (unless the context of the representation or warranty indicates that it can be made only as of some earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date);

(b)     Each of the representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered by the Sellers pursuant hereto shall be true and correct in all material respects as of the Closing Date (unless the context of the representation or warranty indicates that it can be made only as of some earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date);

(c)     Each of the Sellers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed and complied by such Seller prior to or on the Closing Date;

(d)     The Sellers shall, (i) with respect to Shares held in certificated form, deliver the physical certificates evidencing the Shares and executed Transfer Request Forms (with medallion signature guarantee stamps) for such Shares to Buyer’s electronic account as Buyer shall provide a reasonable time prior to Closing directing that such Shares be transferred to the name of the Buyer on the stock transfer records of the Company, and (ii) with respect to Shares held in book-entry form, deliver to Buyer a copy of an executed Transfer Request Letter directing such Shares to be transferred to Buyer to such account information as Buyer shall provide a reasonable time prior to Closing (the “Transfer Request Letter”) and the Sellers shall further deliver such Transfer Request Letter to the institution holding such Shares and authorize and direct such institution to actually transfer the Shares referred to therein to Buyer;

(e)     Since September 29, 2017, no Material Adverse Effect shall have occurred with respect to the Company;

(f)     Each of the Executive Officers of the Company shall have executed a supplement to such Executive Officer’s employment agreement, in form and substance satisfactory to the Buyer, and the Company shall have executed such supplements to the employment agreements; in addition, the Company shall have granted to each such Executive Officer the stock options contemplated by such Executive Officer’s supplement to his employment agreement;

(g)     Each of David C. Collins and Mary C. Collins shall deliver resignation letters, effective as of the Closing, resigning (i) as a director of the Company, (ii) as an officer of the Company, (iii) as an officer or director of each Subsidiary, if applicable and (iv) as an employee or consultant of the Company and its Subsidiaries, if applicable;

(h)     The Company shall have satisfied its obligations as set forth in Section 8.1 hereof that are required to be satisfied as of the Closing Date;

(i)     No Action shall be pending, or to the Knowledge of the Company or the Sellers, threatened against any of the parties hereto or any of their respective Affiliates which, if adversely determined, would (i) prevent, materially alter or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (ii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(j)     The Company shall deliver a certificate of the Secretary of the Company as to (i) the Restated Certificate of Incorporation of the Company, as amended, and the By-Laws of the Company, as amended, (ii) the incumbency and signatures of the Executive Officers, and (iii) resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement, including, without limitation, the amendments to the employment agreements of the Executive Officers and the grant of stock options to the Executive Officers in accordance with such amendments;

(k)     David C. Collins and Mary C. Collins shall have reimbursed the Company for all Reimbursed Expenses in the amounts set forth in the Reimbursement Agreement.

(l)     Each of the Sellers which is an entity shall evidence of the authority of such Entity’s authorized signatory to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party; and

(m)     The Sellers and the Company shall deliver such other documents and instruments as the Buyer shall reasonably request in order to consummate the transactions contemplated by this Agreement.

6.2     Conditions to Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Sellers in their sole discretion:

(a)     Each of the representations and warranties of the Buyer contained in this Agreement and in any certificate or other writing delivered by the Buyer pursuant hereto shall be true and correct in all material respects as of the Closing Date (unless the context of the representation or warranty indicates that it can be made only as of some earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date);

(b)     Each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct in all material respects as of the Closing Date (unless the context of the representation or warranty indicates that it can be made only as of some earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

(c)     The Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed and complied by the Buyer prior to or on the Closing Date;

(d)     The transactions contemplated by the Credit Agreement, dated as of the date hereof, by and between the Company and the Buyer, shall have been consummated prior to, or concurrently with, the Closing;

(e)     The Buyer shall have delivered the Purchase Price to the Sellers, by wire transfer of immediately available funds, to such account(s) as have been designated in writing by the Sellers to the Buyer prior to the Closing; and

(f)     No Action shall be pending, or to the Knowledge of the Company or the Sellers, threatened against any of the parties hereto or any of their respective Affiliates which, if adversely determined, would (i) prevent, materially alter or materially delay consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (ii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Article 7

indemnification

7.1     Indemnification by the Sellers.

(a)     The Sellers shall, jointly and severally, indemnify and hold the Buyer and its Affiliates (the “Buyer Covered Persons”) free and harmless from and against any Losses incurred by any Buyer Covered Person as a result of:

(i)     any inaccuracy in or breach of any representation or warranty of the Sellers contained in this Agreement;

(ii)     any inaccuracy in or breach of any representation or warranty by the Company contained in this Agreement; provided, however, that the Sellers’ reliance on the representations and warranties of the Company, including reliance on the condition to Closing set forth in Section 6.2(b), shall not mitigate or limit the Sellers’ indemnification obligations to the Buyer Covered Persons pursuant to this paragraph (b); and

(iii)     any breach or default by any Seller under any of such Seller’s covenants or agreements under this Agreement or any Transaction Document;

(b)     In addition to the obligations of the Sellers pursuant to Section 7.1(a), the Sellers shall, jointly and severally, indemnify and hold the Company free and harmless from and against:

(i)       all Third Party Claims; and

(ii)     all transaction expenses incurred by the Company in connection with the transactions contemplated hereby and by the Credit Agreement, including (without limitation) attorneys’ fees, accounting fees, consulting fees, filing fees, and other out-of-pocket expenses, which are in excess of the “Reimbursed Expenses” set forth in the Reimbursement Agreement and which were reimbursed to the Company on the Closing Date.

7.2     Buyer Indemnification. Buyer shall indemnify and hold the Sellers and any of the Sellers’ Affiliates, (collectively, the “Seller Covered Persons”) free and harmless from and against any Loss incurred by any Seller Covered Person as a result of:

(a)     any inaccuracy in or breach of any representation or warranty of the Buyer contained in this Agreement; and

(b)     any breach or default by the Buyer under any of the Buyer’s covenants or agreements under this Agreement or any Transaction Document.

7.3     Limitations on Indemnification.

(a)     The Buyer Covered Persons shall not be entitled to indemnification under Section 7.1(a)(i) and 7.1(a)(ii), unless and until the aggregate amount of liability for Losses thereunder exceeds $25,000 (the “Deductible”) at which point the Sellers will be obligated, jointly and severally, to indemnify the Buyer Covered Persons for the entire amount of all Losses in excess of the Deductible, subject to the other limitations on indemnification contained herein. The Deductible shall apply to Section 7.1(b)(i) but shall not apply to the Sellers’ indemnification obligations pursuant to Section 7.1(b)(ii). The maximum liability of the Sellers for indemnification of the Buyer Covered Persons pursuant to Section 7.1(a) and the maximum liability of the Sellers for indemnification of the Company pursuant to Section 7.1(b), as applicable, shall be equal to (i) the Purchase Price with respect to indemnification of the Buyer Covered Persons under Section 7.1(a)(i) or Section 7.1(a)(iii), and (ii) an amount equal to 30% of the Purchase Price with respect to (A) indemnification of the Buyer Covered Persons under Section 7.1(a)(ii) and (B) indemnification of the Company pursuant to Section 7.1(b); provided, however, that in no event shall the Sellers, individually or as a group, be responsible for aggregate indemnification under Section 7.1 in excess of the Purchase Price, and for the avoidance of doubt, any obligations of the Sellers pursuant to Section 7.4(b) and Section 7.5 for costs and expenses of the prevailing party shall not be included in determining whether the Sellers have exceeded the maximum limit on indemnification liability pursuant to this Section 7.3(a).

(b)     The Buyer Covered Persons shall not be entitled to double recovery for the same Losses. In calculating amounts payable to the Buyer Covered Persons hereunder, the amount of any indemnified Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(c)     The amount of any Loss for which indemnification is provided to Buyer Covered Persons shall be net of any amounts received by the Buyer or by the Company (to the extent that such recovery by the Company applies to mitigate the loss of the Buyer Covered Persons with respect to the insured matter which originally gave rise to the claim for indemnification) with respect to such Loss under insurance policies or other third party sources (in each case, net of any costs and expenses incurred in connection with the collection of any such amounts, and net of any increase in insurance premiums as a result of such Loss). The Buyer or the Company, as the case may be, shall submit claims under and use commercially reasonable efforts to diligently pursue recovery under applicable insurance policies, if any, under which such Losses may be insured. Nothing herein shall require the Buyer to obtain any such insurance policies.

7.4     Procedure.

(a)     The party to be indemnified (the “Indemnified Party”) shall give notice to the indemnifying party (the “Indemnifying Party”) as promptly as practicable of any state of facts learned by the Indemnified Party that may give rise to a claim for indemnification pursuant to Section 7.1 or Section 7.2, respectively, provided that the rights of the Indemnified Party shall not be affected by any delay in providing such notice except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b)     Upon receipt of a notice of indemnification referred to in Section 7.4(a), the Indemnifying Party shall have 60 days in which to dispute the claim asserted by sending written notice thereof to the Indemnified Party (a “Dispute Notice”). If no Dispute Notice is received prior to the expiration of the 60-day period, the Indemnified Party shall be entitled to receive full payment of the amount of the claim. If a Dispute Notice is received prior to the expiration of the 60-day period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve the dispute. If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute within 60 days of the receipt of the Dispute Notice, the dispute shall be submitted to arbitration. Such arbitration shall be conducted according to the applicable rules of the American Arbitration Association and shall take place in Washington, D.C. before a single arbitrator familiar with commercial disputes, who shall be designated by the Buyer and the Sellers or, if they are unable to agree within 10 days after the dispute is submitted to arbitration, by the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties hereto. The prevailing party shall be entitled to recover from the non-prevailing party its reasonable fees, costs and expenses (including attorneys’ fees) incurred by the prevailing party in such arbitration; provided that if a party to such arbitration prevails in part and loses in part, the arbitrator shall award a reimbursement of the fees, costs and expenses (including reasonable and documented fees and expenses of legal counsel) incurred by such party on an equitable basis as determined by the arbitrator.

(c)     From and after the delivery of notice with respect to a claim pursuant to Section 7.4(a), at the reasonable request of the Indemnifying Party, the Company and its representatives shall grant to such Person and its representatives reasonable access to the personnel, books, records and properties of the Company and its Subsidiaries and their representatives to the extent reasonably related to the matters to which the claim relates. All such access shall be granted upon reasonable advance notice, during normal business hours and shall be granted under conditions designed to minimize the disruption to the businesses of the Company and its representatives, as the case may be. The Person receiving such access shall not, and shall use its commercially reasonable efforts to cause its representatives not to, use or disclose to any third person other than its representatives (except as may be required by Applicable Laws) any confidential information obtained pursuant to this Section 7.4(c).

7.5     Procedures for Third Party Claims.

(a)     The Sellers acknowledge that they have received notice from the Company of the Third Party Claims. The Company, as the Indemnified Party with respect to the Third Party Claims, shall give the Sellers, as the Indemnifying Parties with respect to such Third Party Claims, copies of all documents and information (including court papers) relating to any such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, however, that the failure by the Indemnified Party to provide copies within such ten (10)-day period to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have materially prejudiced the defense of such Third-Party Claim.

(b)     The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense and control of a Third-Party Claim, to investigate, contest, defend or settle any Third-Party Claim that may result in Losses with respect to which the Indemnified Party is entitled to indemnification pursuant to this Article 7 and select legal counsel of its choosing reasonably satisfactory to the Indemnified Party in connection therewith; provided, however, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third-Party Claim through representatives of its own choosing. Notwithstanding anything to the contrary herein, the Indemnifying Party may only investigate, contest, defend or settle such Third-Party Claim if (x) it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such Third-Party Claim shall constitute Losses for which the Indemnified Party shall be indemnified by the Indemnifying Party pursuant to this Article 7 and (y) such Third-Party Claim does not involve criminal or quasi-criminal liability or equitable relief sought against the Indemnified Party. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not settle or compromise, or agree to the entering of any judgment in respect of, any Third-Party Claim without the consent to the terms of such settlement, compromise or judgment by the Indemnified Party, which consent shall not unreasonably be withheld, conditioned or delayed unless (i) the terms of such settlement, compromise or judgment calls only for a monetary payment to the Indemnified Party (or of the Third-Party Claim directly) and (ii) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement, compromise or judgment and such settlement, compromise or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. If requested in writing by the Indemnifying Party, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim or, if appropriate and related to the Third-Party Claim in question, in making any reasonable counterclaim against the Person making such Third-Party Claim, or any cross complaint against any Person (other than the Indemnified Party or its Affiliates) or similar action. Notwithstanding the foregoing, if the Indemnifying Party directs the Indemnified Party to assume the defense of such Third Party Claim or shall not have promptly elected to assume the defense of such Third-Party Claim, or is not permitted to assume the defense of such Third-Party Claim pursuant to this Section 7.5(b), the Indemnified Party shall, at the expense of the Indemnifying Party, do so in such manner as it deems appropriate in consultation with the Indemnifying Party; provided, however, the Indemnifying Party shall have the right to assume the defense (including the selection or substitution of legal counsel of its choosing reasonably satisfactory to the Indemnified Party) of such Third-Party Claim at any time thereafter in compliance with the other provisions of this Section 7.5(b) and provided, further, that the Indemnified Party shall not settle or compromise, or agree to the entering of any judgment in respect of, any Third-Party Claim for which it seeks to make a claim for indemnification pursuant to this Article 7 without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third-Party Claim which it has not elected to defend or has not otherwise subsequently assumed the defense of or which it is not entitled to defend, with its own counsel and at its expense.

(c)     From and after the delivery of notice with respect to a Third-Party Claim pursuant to Section 7.5(a), at the reasonable request of the Person that assumes the control of such Third-Party Claim, the Company and its representatives shall grant to such Person and its representatives reasonable access to the personnel, books, records and properties of the Company and its Subsidiaries and their representatives to the extent reasonably related to the matters to which the claim relates. All such access shall be granted upon reasonable advance notice, during normal business hours and shall be granted under conditions designed to minimize the disruption to the businesses of the Company and its representatives, as the case may be. The Person receiving such access shall not, and shall use its commercially reasonable efforts to cause its representatives not to, use or disclose to any third person other than its representatives (except as may be required by Applicable Laws) any confidential information obtained pursuant to this Section 7.5(c).

7.6     Survival. The representations and warranties set forth in this Agreement (i) shall be deemed to have been made on the Closing Date (unless the context of the representation or warranty indicates that it can be made only as of some earlier date, in which case such representation or warranty shall be deemed made as of such earlier date), (ii) are material and being relied upon by both the Buyer and the Sellers and (iii) shall survive for eighteen (18) months following the Closing, except that Fundamental Representations and the Company’s representations in Section 3.23 shall survive for the full statute of limitations period. After the Closing, the indemnities set forth in this Article 7 shall be the sole and exclusive remedies of the parties hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement or any Transaction Document. The provisions of this Article 7 and Section 8.1 shall survive the Closing Date.

7.7     No Liability; Release of the Company.

(a)     Each of the Sellers and the Buyer acknowledge and agree that the Company does not and shall have not have any obligation or liability of any kind whatsoever that may arise out of its limited role and participation in this Agreement to assist in the facilitating the Sale Transaction, excluding, (x) in the case of the Buyer, the Buyer’s right to enforce the Company’s obligations under Section 8.1 hereof, and (y) Section 7.1(b) and Section 7.5.

(i)     Accordingly, as of and after the Closing, each of the Sellers, on behalf of itself and their respective Affiliates, trustees, settlors, partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company and each of its officers, directors, stockholders, affiliates, employees, representatives and agents from and against all Claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that any such Seller now has, or at any time previously had, or shall or may have in the future, with respect to the Company providing the Article III representations and warranties as set forth herein or any inaccuracy in or breach of any representation or warranty made by the Company in Article III hereof; provided, however, that the foregoing shall not constitute a release, limitation or waiver by the Buyer Covered Persons of the Sellers’ obligations pursuant to Section 7.1(a)(ii);

(ii)     As of and after the Closing, Buyer on behalf of itself and its Affiliates, trustees, settlors, partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company and each of its officers, directors, stockholders (other than the Sellers), affiliates, employees, representatives and agents from and against all Claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that Buyer now has, or shall or may have in the future, solely with respect to the Company providing the Article III representations and warranties as set forth herein or any inaccuracy in or breach of any representation or warranty made by the Company in Article III of this Agreement.

(b)     The Sellers and the Buyer on behalf of themselves and on behalf of any successors, beneficiaries, settlors, Affiliates, trustees, partners, heirs or assigns, agree not to commence, institute, participate in or cooperate with any legal actions, including litigation, arbitration or any other legal proceedings of any kind whatsoever, in law or equity, or assert any claim, demand, action or cause of action against the Company, its officers, directors, stockholders, affiliates, employees, representatives and agents for any reason relating to the any misstatement or omission relating to the representations and warranties made by the Company in Article III of this Agreement; provided, however, that the foregoing shall not apply to the Buyer’s right to enforce the Company’s obligations under Section 8.1 hereof. Notwithstanding the foregoing, nothing herein shall limit in any way what any Seller or Buyer may assert as a claim or as a defense in any litigation, arbitration or other legal proceeding in which it is a party.

(c)     This Section 7.7 and the obligations hereunder shall not expire and shall survive the Closing.

Article 8

miscellaneous

8.1     Board of Directors. In consideration of the Buyer’s purchase of the Shares pursuant to this Agreement, and as a result of the Buyer becoming the majority stockholder of the Company following the consummation of the Sale Transaction, the Company covenants and agrees with the Buyer as follows:

(a)     the Board of Directors shall, as a result of the completed nomination process undertaken by the Company prior to or at the Closing and subject to the resignation of the individual Sellers from the Board of Directors at Closing, appoint Kevin Gruneich as a Class III Director to fill a director vacancy on the Board of Directors, effective immediately following the Closing;

(b)     following the appointment of Kevin Gruneich as a director at the Closing, the Board of Directors shall have taken action to cause the appointment of Kevin Gruneich to serve as Chairman of the Board of Directors;

(c)     the Buyer shall be entitled to designate one person to serve as a director of the Company to fill a vacancy on the Board of Directors created on the Closing Date, the Board of Directors shall elect such person to fill the remaining Class I Director vacancy created at the Closing; provided, however, that the Buyer shall use its best efforts to designate such nominee prior to January 31, 2019; and provided further, that such designee shall meet the reasonable qualifications required by written policies of the Nominating and Corporate Governance Committee of the Company as they exist as of the Closing and as shall be disclosed to Buyer prior to or at the Closing, that apply to all nominees for the Board of Directors and (ii) after such appointment the Company shall continue to be in compliance with applicable SEC rules, stock exchange and/or OTCQX requirements and Board committee charters;

(d)     upon the Buyer’s request at any time following the Closing, and the Buyer shall use its best efforts to do so prior to January 31, 2019, and upon the resignation, at the Buyer’s request of two additional non-employee directors serving on the Board of Directors, the Buyer shall be entitled to promptly designate up to two persons to serve as directors of the Company to fill such vacancies thereby created, and the Board of Directors shall elect such persons to fill such vacancies in accordance with the By-Laws of the Company, with the result that the Buyer shall have designated a majority of the Board of Directors following the Closing; provided that (i) such designee(s) shall meet the reasonable qualifications required by written policies of the Nominating and Corporate Governance Committee of the Company as they exist as of the Closing and as shall be disclosed to Buyer prior to or at the Closing, that apply to all nominees for the Board of Directors and (ii) after such appointment(s) the Company shall continue to be in compliance with applicable SEC rules, stock exchange and/or OTCQX requirements and Board committee charters; and

(e)     to the extent any Buyer designee is not approved and appointed to the Board of Directors as contemplated by Sections 8.1(c) and (d), then Buyer shall have the right to designate additional nominees until the Buyer designees are approved by the Board of Directors, and the time periods pursuant to Sections 8.1(c) and (d) shall be extended for an additional reasonable period of time to identify candidates in order to allow Buyer to designate additional nominees to the Board.

The provisions of this Section 8.1 shall survive the Closing and shall constitute the binding obligations of the Company following the Closing.

8.2     Entire Agreement; Amendments; No Waivers. This Agreement, together with the Schedules, the other agreements and instruments executed and delivered pursuant to this Agreement, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the Parties. Failure of any Party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

8.3     Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed delivered : (i) upon receipt, if personally delivered, (ii) upon receipt, at the address for such Party provided by such Party for such notices, (iii) upon confirmation of receipt, when sent by email at the address provided by such Party (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service to such address as may be furnished by such Party by notice in the manner provided herein, in case addressed to the Party to receive the same.

8.4     Further Assurances. Whenever reasonably requested to do so by a Party to this Agreement, on or after the Closing Date, any other Party shall do, execute, acknowledge and deliver all such acts, assignments, confirmations, consents and any and all such further instruments and documents, in form satisfactory to the requesting Party, as shall be reasonably necessary or advisable to carry out the intent of this Agreement.

8.5     Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the Parties and their respective heirs, successors and permitted assigns (whether by merger, consolidation, acquisition or otherwise), and nothing herein is intended to confer any right, remedy or benefit upon any other person. No Party may assign its rights or delegate its obligations under this Agreement without the express written consent of all of the other Parties.

8.6     Expenses. Except for the Reimbursement Agreement as it relates to the Company, each of the Parties shall bear and pay, without any right of reimbursement from any other Party, all costs, expenses and fees incurred by it or its behalf incident to the preparation, execution and delivery of this Agreement and the agreements contemplated hereby and the performance of such Party’s obligations hereunder and thereunder, whether or not the transactions contemplated hereby are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such Party.

8.7     Applicable Law, Jurisdiction and Venue. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws provisions therein. The Parties hereto further agree and consent that jurisdiction and venue for any action brought related to or arising out of this Agreement shall be the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware denies jurisdiction (each party hereby agreeing not to challenge the jurisdiction of the Chancery Court of the State of Delaware or appropriateness of such venue), then the state courts or the federal courts located in the State of New York (each party herby agreeing not to challenge the jurisdiction of the state courts or the federal courts located in the State of New York or appropriateness of such venue).

8.8     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.9     Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

8.10     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties may deliver this Agreement and the other documents contemplated hereby by facsimile or in .pdf format sent by electronic mail, and such documents shall be deemed, for all purposes, to be original documents.

8.11     No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

If to any Seller, the address for Notice shall be:

3876 Learning Tree Lane
Delaplane, VA 20144

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom, LLP
300 South Grand Ave., Suite 3400
Los Angeles, CA 90071
Attention: Brian J. McCarthy
Fax: (213) 621-5070

/s/ DAVID C. COLLINS DAVID C. COLLINS

/s/ MARY C. COLLINS MARY C. COLLINS

THE MARY C. COLLINS 1997 TRUST By /s/ MARY C. COLLINS
Mary C. Collins Trustee

THE DAVID C. COLLINS 1997 TRUST By /s/ DAVID C. COLLINS
David C. Collins Trustee

DCMA HOLDINGS, L.P. By /s/ MARY C. COLLINS
Mary C. Collins General Partner

THE ADVENTURES IN LEARNING FOUNDATION By /s/ MARY C. COLLINS Mary C. Collins Trustee

THE COLLINS FAMILY FOUNDATION By /s/ MARY C. COLLINS Mary C. Collins President

THE COLLINS FAMILY TRUST By /s/ DAVID C. COLLINS David C. Collins Co-Trustee By /s/ MARY C. COLLINS Mary C. Collins Co-Trustee

THE COLLINS CHARITABLE REMAINDER UNITRUST NO. 97-1 By /s/ DAVID C. COLLINS David C. Collins Co-Trustee By /s/ MARY C. COLLINS Mary C. Collins Co-Trustee

2

Address:	LEARNING TREE INTERNATIONAL, INC. For only the limited sections specified in the preamble By /s/ RICHARD SPIRES Richard Spires Chief Executive Officer

Address:	THE KEVIN ROSS GRUNEICH LEGACY TRUST By /s/ DONNA GRUNEICH Donna Gruneich, Trustee

3

SCHEDULE 1

SHARES; SELLERS

SELLER	SHARES	PURCHASE PRICE
The David C. Collins 1997 Trust	1,382,205	$1,382,205
The Mary C. Collins 1997 Trust	177,640	$177,640
DCMA Holdings, L.P.	1,368,767	$1,368,767
The Adventures in Learning Foundation	238,323	$238,323
The Collins Family Foundation	289,918	$289,918
The Collins Family Trust	3,768,479	$3,768,479
The Collins Charitable Remainder Unitrust No. 97-1	270,000	$270,000
TOTAL	7,495,332	$7,495,332.00